                                                                 Exhibit 10.20


                            MASTER SERVICES AGREEMENT

This Master Services Agreement (this "Master Agreement") when signed by both parties will set forth the terms and conditions between Novirio Pharmaceuticals, Inc., 125 CambridgePark Drive, Cambridge, MA 02140, USA, a corporation organized and existing under the laws of the Commonwealth of Massachusetts (hereinafter "Company"), and Quintiles Scotland Ltd, Research Avenue South, Heriot-Watt Research Park, Riccarton, Edinburgh, EH14 4AP, a corporation organized and existing under the laws of England (hereinafter "Quintiles").

                                   BACKGROUND:

A. Company is in the business of developing, manufacturing and distributing pharmaceutical products on behalf of Novirio Pharmaceuticals Limited, a corporation organised and existing under the laws of the Cayman Islands. Quintiles is in the business of providing research and development services for the pharmaceutical and biotechnology industry.

B. Company and Quintiles desire to enter into this Master Agreement to provide the terms and conditions upon which Company may engage Quintiles from time-to-time to provide contract research and development services for individual projects by executing individual Work Orders (as defined below) specifying the details of the services and the related terms and conditions.

                                   AGREEMENT:

1.   SCOPE OF THE AGREEMENT; SERVICES TO BE PROVIDED; WORK ORDERS.

     (a) SCOPE OF AGREEMENT. As a "master" form of contract, this Master Agreement allows the parties to contract for multiple projects through the issuance of multiple Work Orders (as discussed in Section 1(c) below). This Master Agreement covers the provision of services by Quintiles and, accordingly, this Master Agreement represents the Agreement by which Company may contract with Quintiles on a global basis for research and development services consisting of pharmaceutical sciences, clinical trial supplies and related services, requested by Company and agreed by Quintiles.

     (b) NATURE OF SERVICES. The research and development services covered by this Master Agreement include expert consultation, pharmaceutical science services and related research and development services requested by Company and agreed to by Quintiles as set forth in the relevant Work Order (collectively "the Services").

     (c) WORK ORDERS. The specific details of each project under this Master Agreement (each "Project") shall be separately negotiated and specified in writing on terms and in a form acceptable to the parties (each such writing, a "Work Order"). Each Work Order will include, as appropriate, the Project protocol, scope of work, timeline, budget and payment schedule. Each Work Order shall be subject to all of the terms and conditions of this Master Agreement, in addition to the specific details set forth in the Work Order. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Master Agreement, the terms and provisions of this Master Agreement shall control, unless the Work Order expressly and specifically states an intent to supersede the Master Agreement on a specific matter (but then only with respect to the particular Work Order and with respect only to the matter so specified).

2. PAYMENT OF FEES AND EXPENSES. Company will pay Quintiles for fees and expenses in accordance with each Work Order. Unless otherwise agreed in a particular Work Order, the following shall apply:, (a) the total fees for a particular Project will not exceed the budget applicable to such Project and attached to the Work Order; (b) Quintiles shall be reimbursed by Company for all reasonable and necessary expenses incurred in the performance of the Services provided that documentation substantiating the expenses for which reimbursement is sought is provided to the Company; and
     (c) Quintiles will invoice Company monthly for the fees and expenses relating to the Project. Payment of all undisputed amounts shall be made by Company within thirty (30) days of receipt of each monthly itemized invoice. If any portion of an invoice is disputed, then Company shall pay the undisputed amounts and the parties shall use good faith efforts to reconcile (and pay) the disputed amount as soon as practicable. Company shall pay Quintiles interest in an amount equal to 1% per month (or the maximum lesser amount permitted by law) of all undisputed amounts owing hereunder and not paid within 45 days of receipt of the corresponding invoice. The currency utilized for invoicing and payments shall be set forth in each Work Order and, as a general matter, will reflect the local exchange applicable to the country in which the most significant amount of work is being performed for the relevant Work Order. If the Project spans greater than a calendar year, the parties shall agree to a reasonable inflation adjustment mechanism, which will be described in the corresponding Work Order.

3.   CHANGE ORDERS; WORK ORDER AMENDMENTS.

     (a) Any change in the details of a Work Order (including, but not limited to, changes in the Project's scope and/or any one or number of the duties, responsibilities and tasks undertaken by Quintiles) shall require a written Change Order (herein so called) in a form acceptable to both parties. Either party may request or initiate a Change Order provided that Quintiles shall not commence any work under a Change Order without Company's prior written authorisation and Quintiles shall accept all Change Orders requested by Company, subject to: (i) Quintiles ability to do the work requested; (ii) Quintiles having adequate capacity available to carry out the work requested pursuant to the Change Order; and (iii) equitable adjustment(s) in the fees and expenses payable to Quintiles and/or to the time allotted to complete the allotted Work Order as amended pursuant to the Change Order. Notwithstanding the foregoing, Quintiles' right to request or initiate a Change Order shall be limited to events or circumstances not within Quintiles control or not determinable by Quintiles at the time of entering into the Work Order or the Change Order sought to be modified. Each Change Order shall


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          detail the specific changes to a task, responsibility, duty or applicable budget, timeline or other details, requested by the initiating party. If the Change Order is initiated by Company, Quintiles shall furnish Company with an estimate of the necessary changes, if any, upon the applicable budget (whether an increase or decrease) and/or timeline associated with implementing the Change Order. The Change Order will become effective upon the execution of the Change Order by both parties. Quintiles will be given a reasonable period of time within which to implement changes in a Change Order. Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party and will not unreasonably withhold approval of a requested Change Order. Without limiting the foregoing, (a) Quintiles shall act in good faith when evaluating any changes to the budget or timeline associated with a requested Change Order, and (b) Company shall act in good faith and shall not unreasonably withhold approval of reasonable changes requested by Quintiles in fees, costs, expenses or the timeline resulting from, among other appropriate reasons, forces outside the reasonable control of Quintiles and changes in the assumptions on which the initial budget was based resulting from information or the occurrence of events not determinable at the time the initial or subsequently agreed to budget was prepared. Quintiles reserves the right to postpone effecting material changes in the Project's scope until such time as the parties agree to and execute the corresponding Change Order.

     (b) In lieu of a Change Order, a change in a Work Order may be evidenced by an amendment to the relevant Work Order duly executed by Company and Quintiles in form acceptable to both parties.

4. CONFIDENTIALITY. WHEN USED IN THIS MASTER AGREEMENT THE TERM "REPRESENTATIVE" SHALL MEAN THE RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES OR AGENTS OF QUINTILES OR THE COMPANY AS THE CASE MAY BE. It is understood that during the course of this Master Agreement, Quintiles and its Representatives may be exposed to trade secrets, know how, data and information which is confidential and proprietary to Company. All such trade secrets, know how, data and information (hereinafter "Company Confidential Information") written, verbal, magnetic, optical or in other form tangible or intangible, made available, disclosed, or otherwise made known to Quintiles and its Representatives or derived from such information by Quintiles or its Representatives as a result of services under this Master Agreement shall be considered confidential and shall be considered the sole property of Company. All information regarding Quintiles' operations, including but not limited to Quintiles' Property (as defined in Section 5.0 below), disclosed by Quintiles to Company in connection with this Master Agreement is proprietary, confidential information belonging to Quintiles (the "Quintiles Confidential Information", and together with the Company Confidential Information, the "Confidential Information"). The Confidential Information shall be used by the receiving party and its Representatives only for purposes of performing the receiving party's obligations hereunder. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party including its Representatives, unless such persons have entered into appropriate confidentiality


                                      -3-
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     agreements enforceable by the disclosing party or the prior written consent of the disclosing party has been obtained. The foregoing obligations shall not apply to Confidential Information which:

     (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party;

     (b) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the disclosing party;

     (c) the receiving party develops independently of any disclosure by the disclosing party;

     (d) was in the receiving party's possession or known to the receiving party prior to its receipt from the disclosing party as shown by contemporaneous written evidence; or

     (e) is required by law or judicial order to be disclosed or is required to be disclosed in connection with the defence or prosecution of litigation, provided, that the receiving party has given to the disclosing party prior written notice of such disclosure and the receiving party takes all reasonable actions to avoid or minimize the disclosure of Confidential Information.

     This obligation of confidentiality and non-disclosure shall remain in effect for a period of ten (10) years after the termination of this Master Agreement.

5. OWNERSHIP AND INVENTIONS. All data and information necessary for Quintiles to conduct project assignments will be forwarded by Company to Quintiles. All data and information generated or derived by Quintiles as the result of services performed by Quintiles under this Master Agreement shall be and remain the exclusive property of Company. Any inventions that may evolve from the data and information described above or as the result of services performed by Quintiles under this Master Agreement shall belong to Company and Quintiles agrees to assign its rights in all such inventions and/or related patents to Company. Quintiles agrees to use ALL REASONABLE EFFORTS to cause its Representatives, at COMPANY'S cost and expense, to cooperate with COMPANY and deliver any documents, instruments or agreements useful or necessary to evidence the assignment of and to facilitate the prosecution of related patents. Notwithstanding the foregoing, Company acknowledges that Quintiles possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, computer technical expertise and software, which have been independently developed by Quintiles (collectively "Quintiles' Property"). Company and Quintiles agree that any Quintiles' Property or improvements thereto which are used, improved, modified or developed by Quintiles under or during the term of this Master Agreement are the sole and exclusive property of Quintiles.


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6.   INDEPENDENT CONTRACTOR RELATIONSHIP. For the purposes of this Master
     Agreement, the parties hereto are independent contractors and nothing contained in this Master Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Quintiles agrees that it shall have no power or right to bind or obligate Company, nor shall Quintiles hold itself out as having such authority.

7. REGULATORY COMPLIANCE. In carrying out its responsibilities under this Master Agreement and each Work Order, Quintiles agrees its services will be conducted in compliance with all applicable laws, rules and regulations, including the U.S. Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto or any equivalent laws pertaining to jurisdictions in which the Services are provided, and with the standards of care customary in the contract research organization industry. Company warrants that neither any assignment or task requested by Company nor the conduct thereof as provided in this Master Agreement or in any Work Order shall violate any applicable law or regulation of which Company has or should have knowledge. Company shall notify Quintiles promptly in writing of any governmental or regulatory inspection or inquiry concerning any services being rendered by Quintiles or any study or Project to which such services relate.

     If any governmental or regulatory authority conducts or gives notice to Quintiles of its intent to conduct an inspection at any investigational site or to take any other regulatory action with respect to any study or Project or services provided under this Master Agreement, Quintiles will promptly give Company notice thereof, including all information pertinent thereto. Quintiles shall permit a representative of COMPANY to review any materials and other information submitted or made available to any investigating authority and TO USE ALL REASONABLE EFFORTS TO ALLOW SUCH REPRESENTATIVE to be present at an investigational site inspection. Company acknowledges that Company may not direct the manner in which Quintiles fulfills its obligations to permit inspection by governmental entities. It shall not be a breach of this Master Agreement for Quintiles to comply with the demands and requests of any governmental entity in accordance with Quintiles' reasonable judgement or to fail to inform and consult with Company before complying with any such demand or request if notification is not practicable.

8. RELATIONSHIP WITH INVESTIGATORS. If a particular Work Order obligates Quintiles to contract with investigators or investigative sites (collectively, "Investigators") or facilitate Company's contracting with Investigators (or other independent contractors such as central laboratories), then any such contract shall be on a form mutually acceptable to Quintiles and Company, which contract may include, without limitation, provisions addressing the specific duties and standards of the parties, confidentiality, indemnification, ownership of property and patent rights, and insurance coverage. Company shall be responsible to promptly review, comment on and/or approve such form contracts. Company acknowledges that (a) an Investigator engaged for a particular Project shall be solely responsible for his or her (or its) own independent medical judgment and his or her (or its) acts and omissions in performing the clinical investigation and related services, and (b) Quintiles shall have no responsibility


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     whatsoever for the acts and omissions of any such Investigator; rather,
     Quintiles' sole responsibility with respect to any such Investigator shall be those responsibilities specifically set forth in the applicable Work Order.

9. CONFLICTING AGREEMENTS. Quintiles represents and warrants to Company that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Master Agreement and that during the term of this Master Agreement, Quintiles will not enter into an agreement to provide services which would in any way prevent it from providing the services contemplated under this Master Agreement.

10. PUBLICATION. From time to time it may be in the mutual interest of Quintiles and Company to publish articles relating to services performed as a part of this Master Agreement. Publication of project assignment results in whole or in part, shall be within the sole and absolute discretion of Company. Results may not be presented or submitted for publication or referred to in any publication in whole or in part, without the prior express written consent of Company. Company reserves the unqualified right to reject any article utilizing any data generated from Quintiles' services under this Master Agreement before such article is presented or submitted for publication. Company will not use Quintiles' name in connection with any publication or promotion without Quintiles' prior written consent.

11. RETURN OR STORAGE OF COMPANY'S MATERIALS. At the completion of services by Quintiles or the earlier termination of this Master Agreement all materials and other data and all copies and reproductions thereof in whole or in part provided by the Company for the conduct of services, produced as a result of the services provided under this Master Agreement or otherwise owned by Company, regardless of the method of storage or retrieval, shall at the direction of the Company be (a) delivered to Company in such form as is then currently in the possession of Quintiles, subject to the payment obligations set forth in Sections 2 and 13 herein, (b) retained by Quintiles for Company for a period of two years, or (c) disposed of unless such materials are otherwise required to be stored or maintained by Quintiles as a matter of law or regulation. The costs associated with storage, delivery OR DISPOSAL of materials or other data at the Company's direction shall be paid by Company.

12.  INDEMNIFICATION AND LIABILITY LIMITS

     (a) Company shall indemnify, defend and hold harmless Quintiles and its corporate affiliates and its and their directors, officers and employees (each a "Quintiles Indemnified Party") from and against any and all actual losses, damages, liabilities, reasonable legal fees and expenses, (collectively, "Quintiles Losses"), resulting or arising from third party claims, actions, proceedings `or litigation arising from or in connection with any such Quintiles Indemnified Party's performance of this Master Agreement, any Work Order or the Services contemplated herein (including without limitation any product liability claim) save to the extent such losses are determined to have resulted solely from the negligence or intentional misconduct of the Quintiles Indemnified Party seeking indemnity hereunder.

     (b) Quintiles shall indemnify, defend and hold harmless Company and its corporate affiliates and its and their directors, officers and employees (each a "Company Indemnified Party") from and against any and all actual losses, damages, liabilities, reasonable legal fees and expenses (collectively, "Company Losses") resulting or arising from any action, proceedings, or litigation to the extent that such Company Losses are determined to have resulted solely from the negligence or intentional misconduct of a Quintiles Indemnified Party.

     (c) The party seeking indemnification hereunder (the "Indemnified Parry") shall (a) promptly notify the party obligated to indemnify (the "Indemnifying Party") of any claim, action, proceeding for which the Indemnified Party seeks indemnification; (b) cooperate fully with the Indemnifying Party and its legal representatives in the investigation of any claim, action or proceedings; and (c) shall not unreasonably withhold its approval of the settlement of any claim, action or proceeding by Indemnifying Party covered by this indemnification provision. The Indemnifying Party's failure to comply with its obligations under this provision shall not constitute a breach of this Master Agreement nor relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent, if any, that the Indemnifying Party's defense or settlement of the affected claim, action or proceeding was actually and materially impaired thereby.

     (d) Neither party, nor its affiliates, nor any of its or their respective Representatives shall have any liability for any special, incidental, or consequential damages, including, but not limited to the loss of opportunity, loss of the use of any data or information supplied hereunder, or loss of revenue or profit, in connection with or arising out of this Master Agreement, any Work Order, the Services performed by Quintiles hereunder or the existence, furnishing, functioning, or Company's use of any information, documentation or Services provided pursuant to this Master Agreement or any Work Order, even if the other party shall have been advised of the possibility of such damages. In addition, except in instances of gross negligence or intentional misconduct, the collective, aggregate liability of Quintiles and its affiliates and its and their respective directors, officers, employees and agents under this Master Agreement or any Work Order shall not exceed the aggregate amount of compensation specified in the Work Order affected by the incident in question.

13. TERM AND TERMINATION. This Master Agreement shall commence on the date of execution and shall continue until terminated as hereinafter provided by either party. This Master Agreement may be terminated without cause by Company or by Quintiles at any time during the term of the Master Agreement on ninety (90) days prior written notice to Quintiles or Company, as appropriate. All Work Orders in effect shall terminate on the effective date of the termination of this Master Agreement. An individual Work Order under this Master Agreement may be terminated without cause by Company or by Quintiles at any time during the term of the Master Agreement on sixty
     (60) days prior written notice to Quintiles or Company, as appropriate.


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     In the event this Master Agreement or Work Order is terminated, Company's sole obligation to Quintiles with respect to the impacted Project(s) shall be (a) to pay to Quintiles any fees for Services rendered then due and owing to Quintiles because of any completed performance of Quintiles' obligations, and (b) to pay all actual costs to complete activities associated with the termination and close out of Projects, and (c) to pay all additional costs incurred that are required to fulfill regulatory requirements, provided that Company shall not pay any such costs incurred after ninety (90) days from the date of written notice of termination, unless approved in writing by Company. Should Quintiles have a wish to terminate, any work already agreed to should continue to be carried out during the 60 day or 90 day notice period, with all due effort and at the expected rate of progress, unless Company prefer to waive part or all of this. Upon the termination of this Master Agreement or any Work Order, Quintiles shall deliver to Company all data and materials provided by Company to Quintiles for the conduct of Services under the impacted Project(s). All statistical data, all statistical reports, all data entries and any other documentation produced as the result of Services performed by Quintiles under the impacted Project(s) shall be delivered to Company at such time as payment has been made to Quintiles for all services performed.

     In the event this Master Agreement or any Work Order is terminated, Quintiles reserves the right to retain solely for regulatory purpose and purposes of evidencing performance of obligations arising under this Master Agreement one copy of all materials provided to Company as the result of Services performed by Quintiles under the impacted Project(s) for a period of TEN (10) years which will remain sealed unless required to be disclosed for regulatory purposes or in connection with a dispute regarding the Services performed by Quintiles hereunder.

14.  RELATIONSHIP WITH AFFILIATES.

     (a) Company agrees that Quintiles may utilize the Services of its corporate affiliates to fulfill Quintiles' obligations under this Master Agreement and any Work Order provided that Quintiles shall remain responsible and obligated under this Master Agreement and any such Work Order as if Quintiles was directly performing such services. Any affiliate so utilized shall be (i) subject to all of the terms and conditions applicable to Quintiles under this Master Agreement or any Work Order, including, but not limited to, provisions establishing the standards for performance, and (ii) entitled to all rights and protections afforded Quintiles under this Master Agreement and any Work Order, including, but not limited to, the indemnity and limitation of liability protections set forth herein. Any such affiliate of Quintiles may execute a Work Order directly and, with respect to the corresponding Project, the rights and obligations of the parties shall be governed by all of the terms and conditions of this Master Agreement, to the same extent as if such affiliate was a party to this Master Agreement.

     (b) Company and Quintiles acknowledge that certain affiliates of Company may utilize the services of Quintiles (and its affiliates) under this Master Agreement and under any Work Order. In such event, (i) Company shall cause such affiliate to acknowledge and be bound by all the terms and conditions of this Master


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          Agreement and any Work Order, and (ii) Company shall remain responsible and obligated under this Master Agreement and any Work Order, as if Company was directly receiving the services provided to such affiliate. Any such affiliate of Company may execute a Work Order directly and, with respect to the corresponding Project, the rights and obligations of the parties shall be governed by all of the terms and conditions of this Master Agreement, to the same extent as if such affiliate was a party to this Master Agreement.

     (c) When used in this Agreement, the term `"affiliate" shall mean all entities controlling, controlled by or under common control with Company or Quintiles, as the case may be. When used herein, the term "control" shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity.

15. COOPERATION. All data and information in Company's possession or control necessary for Quintiles to conduct Project assignments will be forwarded by Company to Quintiles. Quintiles shall not be liable to Company nor be deemed to have breached this Master Agreement or any Work Order for errors, delays or other consequences arising from Company's failure to provide documents, materials or information or to otherwise cooperate with Quintiles in order for Quintiles to timely and properly perform its obligations.

16. FORCE MAJEURE. In the event either Party shall be delayed or hindered in or prevented from the performance of any act required, hereunder by reasons of strike, lockouts, labor troubles, inability to procure materials, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, war, Acts of God, inclement weather or other similar reason or cause beyond its reasonable control, then performance of such act shall be excused for the period of such delay.

17. REVIEW OF WORK. During the term of this Master Agreement, Quintiles will permit Company's representative(s) (unless such representatives are competitors of Quintiles) to examine the work performed hereunder and the facilities at which the work is conducted at reasonable times and in a reasonable manner to determine that the project assignment is being conducted in accordance with the agreed task and that the facilities are adequate.

18. NOTICES. Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and shall be sufficiently given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid or by an internationally recognized overnight delivery service to the following addresses:

     If to Quintiles:          Gregory Porter
                               Quintiles Transnational Legal Department
                               P.O. Box 13979
                               Research Triangle Park, North Carolina 27709-3979
                               Fax: (919) 941-2090
                               Tel: (919) 998 2000


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

     If to Company:            Martin L. Bryant, M.D., Ph.D.
                               Executive Vice President, Research & Development
                               Novirio Pharmaceuticals, Inc.
                               125 CambridgePark Drive
                               Cambridge, MA  02140
                               Tel: (617) 250-3100
                               Fax: (6170 250-3101

19. ASSIGNMENT. Except as stated above in Section 14, neither party may assign any of its rights or delegate its obligations under this Master Agreement to any party without the express, written consent of the other party.

20. GOVERNING LAW. This Master Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the country with the most significant relationship with the act or omission giving rise to the dispute. If any one or more provisions of this Master Agreement shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

21. SURVIVAL. The rights and obligations of Company and Quintiles, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to product-related inventions, confidentiality, discoveries and improvements, mutual indemnification and liability limitations) shall survive the termination of this Master Agreement or any Work Order.

22. ENTIRE AGREEMENT AND MODIFICATION. This Master Agreement contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. Notwithstanding the forgoing, the execution and delivery of this Master Agreement shall have no effect on the General Consulting Agreement between the COMPANY and Quintiles, Inc., a North Carolina corporation, dated March 1, 1999, which agreement shall remain valid and binding in all respects The parties, from time to time during the term of this Master Agreement, may modify any of the provisions hereof only by an instrument in writing duly executed by the parties.

23. INJUNCTIVE RELIEF; SPECIFIC PERFORMANCE. In addition to all other remedies available to the parties hereto at law or in equity, each party shall be entitled to equitable relief, including injunction and specific performance in the event of any breach or threatened breach of any provisions of this Master Agreement.

IN WITNESS WHEREOF, this Master Agreement has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

QUINTILES:                                      Company
By: /s/ P. Woodhead                             By: /s/ Martin L. Bryant
   ______________________________                  _____________________________

Name: Dr. Philip J. Woodhead                    Name: Martin L. Bryant
      ___________________________                     __________________________

Title: Director                                 Title: Exec. VP R & D
        ________________________                       _________________________

Date: 27 May 99                                  Date: 27 May 99
      ___________________________                    ___________________________

                                  ATTACHMENT 1

                                   WORK ORDER
                             QUINTILES STUDY NUMBER:

                          BETWEEN QUINTILES AND COMPANY

TO CONDUCT THE FOLLOWING:
BRIEF DESCRIPTION, according to the agreed study protocol.

PRICE:

         QUINTILES TOTAL PRICE                        (POUND) PRICE

PAYMENT SCHEDULE:

         On initiation                                (pound)
         Monthly installments                         (pound)
         On issue of draft final report               (pound)


SPECIAL CONDITIONS

Any meeting, shipping or travel costs incurred outwith the confines of Quintiles' facilities in connection with the performance of this project will be invoiced in addition to the above.

Work will be carried out in accordance with the Terms and Conditions as specified in the Master Services Agreement (MSA00*01) between Quintiles and Company, originally executed on [DATE] unless otherwise agreed in writing.

SIGNED ON BEHALF OF                            SIGNED ON BEHALF OF
QUINTILES SCOTLAND LIMITED                     NOVIRIO PHARMACEUTICALS, INC



---------------------------------              --------------------------------
DR. PHILIP J. WOODHEAD
DIRECTOR

DATE:                                          DATE:
QUINTILES
EDINBURGH, SCOTLAND